Exhibit 2(I)
75 East Market Street • Akron, Ohio 44308 • (330) 253-5060
October 31, 2008
DeGreen Emerging Market Managers Fund
8401 Chagrin Road, Suite 17
Chagrin Falls, Ohio 44023
Ladies and Gentlemen:
We have acted as counsel for DeGreen Emerging Market Managers Fund (the “Fund”), in connection with the preparation and filing with the Securities and Exchange Commission under the Securities Act of 1933 and the Investment Company Act of 1940 of a Registration Statement on Form N-2, including all amendments or supplements thereto (the “Registration Statement”), relating to the proposed sale of 5 million shares of beneficial interest (the “Shares”) of the Fund representing interests in the same.
In so acting, we have examined and relied upon originals or copies, certified or otherwise identified to our satisfaction, of such corporate records, documents, certificates and other instruments as in our judgment are necessary or appropriate to enable us to render the opinions expressed below. Based upon the foregoing, and on such examination of law as we have deemed necessary, we are of the opinion that:
1.	The Fund has been duly formed and is a valid and existing statutory trust under the laws of the State of Delaware.

2.	The issuance and the sale of the Shares has been duly authorized; the Shares, when issued pursuant to the terms, provisions and conditions of the Declaration of Trust and the Registration Statement, and upon receipt of the full authorized consideration therefor in cash, will be validly issued, fully paid and non-assessable by the Funds.
We consent to the filing of this opinion with the Securities and Exchange Commission as an Exhibit to the Registration Statement and to the reference to this firm under the heading “Legal Proceedings” in the Prospectus included in such Registration Statement. In giving this consent, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, or the rules and regulations of the Securities and Exchange Commission thereunder.
Very truly yours,

/s/ Brennan, Manna & Diamond, LLC